ASGN Incorporated | NYSE: ASGN 4400 Cox Road, Suite 110 Glen Allen, VA 23060 asgn.com	Exhibit 10.31

January 3, 2022
Dear George:
Re:    Transition Agreement

This letter memorializes the understanding between you (the “Executive”) and ASGN Incorporated (fka On Assignment, Inc.) (the “Company”) concerning certain terms relating to your upcoming retirement and transition from the Company in the coming months. Reference is made herein to that certain Employment and Non-Competition Agreement, dated as of January 31, 2018, by and between you and the Company (the “Employment Agreement”).
Notwithstanding anything to the contrary contained in the Employment Agreement, you and the Company hereby agree and acknowledge:
1.Position. Beginning on January 3, 2022, you will continue as an employee of the Company in the position of Executive Advisor through and including April 3, 2022. During your time as an Executive Advisor, you will provide transition services and you will be expected to work 30 hours per week (subject to any periods of vacation or sick leave). Effective at the end of business on April 3, 2022, you and the Company agree that you will retire from employment with the Company and its subsidiaries and affiliates (including from your position as Executive Advisor).
2.Base Salary and Annual Bonus. As compensation for services as Executive Advisor, you will receive a salary at a monthly rate equal to $10,000, which will be payable in accordance with the Company’s normal payroll practices. You acknowledge that you will not be eligible to receive any Performance Bonus (as defined in the Employment Agreement) for calendar year 2022, but that you remain eligible to receive a Performance Bonus for calendar year 2021.
3.Equity Awards. Due to your successful implementation of a succession plan per the terms of the RSU retention award granted to you on April 2, 2018, any remaining unvested restricted stock units (“RSUs”) outstanding under it shall accelerate and vest in full on April 3, 2022. You acknowledge and agree that, to the extent the annual time-vesting RSU awards granted to you on January 2, 2020 and January 4, 2021 are outstanding and unvested as of April 3, 2022, such awards will be canceled and forfeited for no consideration, and you will have no further right, title or interest in or to such awards. In addition, the annual 2020 and 2021 performance-based RSU awards granted to you on April 8, 2020 and April 19, 2021 will remain outstanding and eligible to vest based on the achievement of performance goals, but any RSUs earned based on the achievement of those goals will be pro-rated by 2/3 and 1/3, respectively, to reflect your time served as President of ECS Federal, LLC (and you will forfeit the remaining portion of any earned RSUs).
4.Severance. You agree that, effective January 3, 2022, (i) you will not be a participant in the Company’s Amended and Restated Change in Control Severance Plan, and (ii) you will not be eligible to receive any severance payment under the Employment Agreement, including, but not limited to, any Disability severance.
5. Restrictive Covenants. This letter is not intended to modify any restrictive covenants contained in the Employment Agreement. You and the Company acknowledge and agree that your Date of

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Termination (as defined in the Employment Agreement) for purposes of such restrictive covenants shall be April 3, 2022.
6.Notice. You and the Company agree that this letter does not constitute notice of termination of your employment by the Company without Cause or by you for Good Reason (each, as defined in the Employment Agreement).
7.Miscellaneous. Nothing contained in this letter will confer upon you any right to continue in employment with the Company or its subsidiaries or affiliates or interfere with the right of the Company to terminate your employment at any time, for any reason or no reason, with or without cause. This letter shall be governed by and construed and enforced in accordance with Virginia law without regard to the conflict of laws provisions thereof. All other terms and conditions of the Employment Agreement shall remain fully in effect, and nothing in this letter shall directly or indirectly limit or restrict any of your rights or entitlements under the Employment Agreement, except as effectuated by operation of the foregoing. This letter may only be amended in a writing signed by both you and an authorized representative of the Company.
This letter may be delivered via facsimile, email or other electronic means permitted by the Company, and may be executed in counterparts, each of which shall be deemed an original and all of which shall be constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this letter to be executed as of the date first written above.

ASGN INCORPORATED

By:

Name: Theodore S. Hanson

Title: Chief Executive Officer

The undersigned hereby accepts and agrees to all the
terms and provisions of this letter:

_______________________________

George Wilson

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